OFS CAPITAL CORPORATION

FOR IMMEDIATE RELEASE

Mary Jensen – Investor Relations

323.860.7485 or mjensen@ofsmanagement.com

OFS CAPITAL CORPORATION ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL RESULTS

Rolling Meadows, IL—March 17, 2014—OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital” or the “Company”) today announced its financial results for the fiscal quarter and the full year ended December 31, 2013.

HIGHLIGHTS

($ in millions, except for per share and company count data)

Portfolio Results	December 31, 2013
Investments, at fair value	$237.9
Total assets	$279.1
Net assets	$140.4
Net asset value per share	$14.58
Weighted average yield on debt investments	8.53%

	Quarter Ended	Year Ended
Operating Results	December 31, 2013	December 31, 2013
Total investment income	$4.5	$17.1
Net investment income	$1.4	$5.7
Net increase in net assets resulting from operations	$1.2	$7.7

Portfolio Activity
Number of new portfolio companies (excluding SBIC acquisition)	1	6
Debt investments in new portfolio companies, at par	$12.3	$31.9
Number of SBIC portfolio companies acquired at 12/4/13 closing date	7	7
Fair value of investments in SBIC at 12/4/13 closing date	$41.9	$41.9
Number of portfolio companies at end of period	58	58

OFS Capital Corporation

Fourth Quarter and Full Year 2013 Financial Results

Other Key Data Points

•	On December 3, 2013, OFS Capital received approval from the U.S. Small Business Administration (“SBA”) to acquire all of the limited partnership interests of OFS SBIC I, LP, or SBIC I LP, formerly known as Tamarix Capital Partners, L.P., and all of the ownership interests of its general partner, OFS SBIC I GP, LLC, formerly known as Tamarix Capital G.P. LLC, or SBIC I GP, that were then owned or subscribed for by other persons. OFS Capital acquired the interests on December 4, 2013, which resulted in SBIC I LP becoming a wholly-owned subsidiary of the Company (the “Tamarix Acquisitions”). The transaction was finalized in January 2014.

•	On the Tamarix Acquisitions closing date, SBIC I LP had debt investments in seven portfolio companies, with a total par value of $36.7 million as well as equity investments in the same seven portfolio companies with an aggregate fair value of $5.4 million.

•	Effective November 26, 2013, OFS Capital received exemptive relief from the Securities and Exchange Commission, which allows the Company to exclude debentures guaranteed by the SBA from the definition of senior securities in its statutory 200% asset coverage ratio, allowing for greater capital deployment.

PORTFOLIO AND INVESTMENT ACTIVITY

During the fourth quarter of 2013, OFS Capital closed a senior secured debt investment with a face value of $12.3 million and purchased equity investments for $2.4 million in one new portfolio company. During the same period, the Company received approximately $16.1 million from principal payments on debt investments and sold two debt investments for approximately $9.2 million. Additionally, during the fourth quarter of 2013, but prior to its consolidation into OFS Capital on December 4, 2013, SBIC I LP made senior secured debt investments totaling $10.8 million in two new portfolio companies, and it obtained equity interests in the same two portfolio companies at an aggregate cost of $0.5 million.

For the year ended December 31, 2013, OFS Capital closed debt investments with six new portfolio companies, with an aggregate face value of approximately $31.9 million, and made equity investments totaling approximately $2.4 million in one portfolio company. During the year, the Company received approximately $63.1 million from principal payments on debt investments, and it sold three debt investments for $13.9 million.

As of December 31, 2013, OFS Capital’s investment portfolio totaled $237.9 million at fair value, which was equal to 97.7% of cost at December 31, 2013. The portfolio included outstanding loans of approximately $237.7 million in aggregate principal amount (with an aggregate fair value of $230.5 million) in 58 portfolio companies, of which $49.0 million in aggregate principal amount ($47.6 million fair value) was held by SBIC I, LP in eight portfolio companies, in which SBIC I LP also held equity securities with an aggregate fair value of $7.4 million. As of December 31, 2013, floating rate loans comprised 85% of the Company’s debt investment portfolio, and fixed rate loans comprised 15% of the Company’s debt investment portfolio. As of December 31, 2013, 93% of the Company’s investment portfolio at fair value was comprised of senior secured loans, 4% of subordinated loans, and 3% of equity investments. The weighted average yield on debt investments at December 31, 2013 was 8.53%. As of December 31, 2013, the Company had unfunded commitments of $4.8 million in three portfolio companies.

OFS Capital Corporation

Fourth Quarter and Full Year 2013 Financial Results

RESULTS OF OPERATIONS

Investment income

Total investment income was $4.5 million for the quarter ended December 31, 2013, compared to $4.2 million for the same period in the prior year. The increase in investment income was primarily due to the consolidation of SBIC I LP on December 4, 2013.

Total investment income was $17.1 million for the year ended December 31, 2013, compared to $13.4 million in the prior year. The $3.7 million increase was attributed primarily to a full year of interest income generated by OFS Capital WM, LLC (“OFS Capital WM”) during 2013, as compared to only nine months during 2012 following the Company’s consolidation of OFS Capital WM’s results of operations effective April 1, 2012.

Expenses

Total expenses were $3.1 million for the quarter ended December 31, 2013, and $2.9 million for the same period in the prior year.

Total expenses were $11.4 million for the year ended December 31, 2013, compared to $9.3 million in the prior year. Interest expense decreased by $0.8 million during 2013, primarily due to a decrease in borrowings on the Company’s revolving credit facility. Management fees increased by $0.6 million compared to the prior year. Professional fees, administrative fee, and general and administrative expenses increased by $1.7 million compared to the prior comparable period. This increase was the result of several factors: (1) OFS Capital’s increased costs as a public company; (2) legal fees incurred in connection with the Tamarix Acquisitions; and (3) $0.9 million incurred by the Company under the Administration Agreement it entered into at the closing of its initial public offering. Amortization of deferred financing costs increased by $0.5 million, due to the termination of the Class B loan facility of OFS Capital WM in January 2013 and the resulting write-off of $0.3 million of deferred expenses.

Net investment income

Net investment income was $1.4 million for the quarter ended December 31, 2013, compared to $1.3 million for the quarter ended December 31, 2012.

Net investment income was $5.7 million and $4.1 million for the years ended December 31, 2013 and 2012, respectively.

Net realized and unrealized gain (loss) on investments

For the quarter ended December 31, 2013, the Company had net realized gains of $2.8 million, which consisted of $0.1 million on the sale of two debt investments as well as a non-cash $2.7 million realized gain on acquisition as a result of the Tamarix Acquisitions on December 4, 2013. Net unrealized loss on investments totaled $3.0 million for the quarter ended December 31, 2013, comprised of $0.2 million of net unrealized loss on non-control/non-affiliate investments, $1.1 million of net unrealized loss on affiliate investments consisting primarily of $1.2 million of the reversal of the net unrealized gain on the equity interest in SBIC I LP at the December 4, 2013 closing date, and $1.7 million of net unrealized loss on control investment.

For the quarter ended December 31, 2012, net realized gain on investments totaled $0.1 million on the sale of three debt investments. Net unrealized loss on investments totaled $0.3 million for the quarter ended December 31, 2012, consisting primarily of $0.3 million of net unrealized loss on non-control/non-affiliate investments (i.e., investment assets in OFS Capital WM).

For the year ended December 31, 2013, the Company had net realized gains of $2.8 million, comprised of $0.1 million on the sale of three debt investments, as well as the aforementioned $2.7 million realized gain on acquisition as a result of the Tamarix Acquisitions. Net unrealized loss on investments totaled $0.9 million for the year ended December 31, 2013, comprised of $0.4 million of net unrealized gain on non-control/non-affiliate investments and $0.5 million of net unrealized gain on affiliate investments, and $1.7 million of net unrealized loss on control investment.

For the year ended December 31, 2012, net realized loss on investments totaled $1.1 million on the sale of five debt investments. Net unrealized loss on investments on non-control/non-affiliate investments and affiliate investments totaled $0.1 million for the year ended December 31, 2012.

OFS Capital Corporation

Fourth Quarter and Full Year 2013 Financial Results

Other income prior to becoming a business development company

For the year ended December 31, 2012, the Company recorded $3.1 million in total income prior to becoming a business development company, primarily resulting from the Company’s equity interest income in OFS Capital WM ($2.6 million), prior to consolidation on April 1, 2012, and in SBIC I LP ($0.4 million), following its deconsolidation on July 27, 2012.

Net increase in net assets resulting from operations

Net increase in net assets resulting from operations was $1.2 million for the quarter ended December 31, 2013, compared to a $0.8 million net increase in net assets resulting from operations for the quarter ended December 31, 2012.

Net increase in net assets resulting from operations was $7.7 million for the year ended December 31, 2013, compared to a $6.2 million net increase in net assets resulting from operations for the year ended December 31, 2012.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2013 and 2012, OFS Capital had cash and cash equivalents of $28.6 million and $8.3 million, respectively. As of December 31, 2013, $21.5 million of the cash and cash equivalents was capital commitments funded into SBIC I LP.

During 2013, OFS Capital had net cash provided by operating activities of $29.2 million, due to net proceeds of $63.1 million the Company received from principal payments on our portfolio investments, as well as $9.4 million in proceeds generated from sales of portfolio investments, partially offset by $50.3 million in portfolio investments.

Net cash used in investing activities was $6.7 million for the year ended December 31, 2013, primarily attributable to the $8.1 million of cash the Company paid in connection with the Tamarix Acquisitions.

Net cash used in financing activities was $2.2 million for the year ended December 31, 2013, consisting of $10.7 million of cash dividends and distributions, and $1.2 million of financing costs the Company paid to amend its revolving credit facility, offset by $9.7 million of net draws on the credit facility.

As of December 31, 2013 and 2012, the Company had $109.0 million and $99.2 million, respectively, in indebtedness outstanding under the $135.0 million revolving credit facility.

SBIC I LP became the Company’s wholly-owned subsidiary effective December 4, 2013. SBIC I LP has an SBIC license that allows it to obtain leverage by issuing SBA-guaranteed debentures, subject to issuance of a capital commitment by the SBA and customary procedures. Under present SBIC regulations, the maximum amount of SBA-guaranteed debt that may be issued by a single SBIC licensee is $150.0 million when it has $75.0 million in regulatory capital. An SBIC fund may borrow up to two times the amount of its regulatory capital, subject to customary regulatory requirements. As of December 31, 2013, SBIC I LP had leverage commitments of $49.4 million from the SBA, and $26.0 million of outstanding SBA-guaranteed debentures, leaving incremental borrowing capacity of $23.4 million (increased to $35.4 million in January 2014), under present SBIC regulations. In order to fund the full $150.0 million in SBA-guaranteed debentures potentially available to us under the license held by SBIC I LP, we will need to fund an additional $13.6 million into SBIC I LP. There can be no assurance as to when, or whether, we will be able to invest the additional $13.6 million into SBIC I LP.

Our primary uses of funds are investments in debt and equity investments, interest payments on indebtedness, payment of other expenses, and cash distributions to our shareholders.

OFS Capital Corporation

Fourth Quarter and Full Year 2013 Financial Results

CONFERENCE CALL

The Company will host a conference call to discuss these results on Monday, March 17, 2014 at 11:00 a.m. Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on the Company’s website at www.ofscapital.com.

TELEPHONE: (888) 317-6016 (Domestic) or (412) 317-6016 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available from 2:00 PM Eastern Time on March 17, 2014 until 9:00 AM Eastern Time on March 25, 2014 and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID # 10041421.

For more detailed discussion of the financial and other information included in this press release, please refer to the Company’s Form 10-K for the year ended December 31, 2013, which is to be filed with the Securities and Exchange Commission.

OFS Capital Corporation

Fourth Quarter and Full Year 2013 Financial Results

EXCERPTS FROM OFS CAPITAL’S CONSOLIDATED FINANCIAL STATEMENTS FOLLOW

OFS Capital Corporation

Fourth Quarter and Full Year 2013 Financial Results

OFS Capital Corporation and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	December 31,
	2013	2012
Assets
Investments, at fair value
Non-control/non-affiliate investments (cost of $201,209 and $231,781, respectively)	$197,338	$227,542
Affiliate investments (cost of $32,618 and $5,049, respectively)	32,735	4,657
Control investment (cost of $9,596 and $0, respectively)	7,846	-
Total investments at fair value	237,919	232,199
Cash and cash equivalents	28,569	8,270
Restricted cash and cash equivalents	450	623
Interest receivable	644	1,292
Receivable from investment sold	4,493	-
Intangible asset	2,500	-
Goodwill	1,077	-
Due from affiliated entity	218	-
Prepaid expenses and other assets	174	326
Deferred financing costs, net of accumulated amortization of 1,851 and $1,336, respectively	3,043	2,839
Total assets	$279,087	$245,549

Liabilities
Accrued professional fees	$613	$463
Interest payable	1,044	1,222
Dividends and distributions payable	-	1,628
Management fees payable	1,168	667
Administration fee payable	280	110
Other payables	260	232
Deferred loan fee revenue	389	204
SBA debentures payable	26,000	-
Revolving line of credit	108,955	99,224
Total liabilities	138,709	103,750

Net Assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2013 and 2012	-	-
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 9,629,797 and 9,578,691 shares issued and outstanding as of December 31, 2013 and 2012	96	96
Paid-in capital in excess of par	143,126	142,408
Distributions in excess of net investment income	(4,103)	(94)
Accumulated net realized gain	2,742	-
Net unrealized depreciation on investments	(1,483)	(611)
Total net assets	140,378	141,799

Total liabilities and net assets	$279,087	$245,549

Number of shares outstanding	9,629,797	9,578,691
Net asset value per share	$14.58	$14.80

OFS Capital Corporation

Fourth Quarter and Full Year 2013 Financial Results

OFS Capital Corporation and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

	Post-IPO as a Business Development Company		Pre-IPO prior to becoming a Business Development Company (1)
			For the period
		For the period November	January 1, 2012	For the Year Ended
	For the Year Ended	8, 2012 through	through November 7,	December 31, 2012	For the Year Ended
	December 31, 2013	December 31, 2012	2012	(2)	December 31, 2011

Investment income
Interest income
Non-control/non-affiliate investments	$16,613	$2,593	$10,733	$13,326	$1,752
Affiliate investments	211	-	-	-	-
Control investment	103	-	-	-	-
Total interest income	16,927	2,593	10,733	13,326	1,752
Dividend and fee income
Non-control/non-affiliate investments	-	-	106	106	20
Affiliate investments	136	-	-	-	-
Control investment	7	-	-	-	-
Total dividend and fee income	143	-	106	106	20

Total investment income	17,070	2,593	10,839	13,432	1,772

Expenses
Interest expense	3,384	580	3,583	4,163	831
Amortization of deferred financing closing costs	965	127	345	472	-
Management fees	3,435	427	1,818	2,245	1,365
Management fees - other related parties	-	-	627	627	-
Professional fees	1,639	472	463	935	151
Administrative fee	938	110	-	110	-
General and administrative expenses	991	216	569	785	288

Total expenses	11,352	1,932	7,405	9,337	2,635

Net investment income (expenses)	5,718	661	3,434	4,095	(863)

Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on non-control/non-affiliate investments	87	-	(1,112)	(1,112)	-
Realized gain from Tamarix Acquisitions	2,742	-	-	-	-
Net change in unrealized appreciation (depreciation) on
non-control/non-affiliate investments	367	(222)	161	(61)	(156)
Net change in unrealized appreciation (depreciation) on affiliate investments	511	(41)	-	(41)	-
Net change in unrealized depreciation on control investment	(1,750)	-	-	-	-

Net realized and unrealized gain (loss) on investments	1,957	(263)	(951)	(1,214)	(156)

Other income (loss) prior to becoming a business development company
Loan loss recovery on loans receivable and loan receivable
pledged to creditors	-	-	-	-	199
Income (loss) from equity interest in OFS Capital WM	-	-	2,645	2,645	(638)
Income from equity interest in Tamarix LP	-	-	378	378	-
Loss on sale of loans to OFS Capital WM	-	-	-	-	(889)
Gain on payable under securities loan agreement	-	-	-	-	71
Net loss attributable to non-controlling interests	-	-	61	61	-
Other income	-	-	29	29	89

Total other income (loss) prior to becoming a business development company	-	-	3,113	3,113	(1,168)

Net increase (decrease) in net assets before cumulative effect of accounting change and extraordinary gain (loss)	7,675	398	5,596	5,994	(2,187)
Cumulative effect of accounting change	-	(348)	570	222	-
Extraordinary gain (loss)	-	873	(873)	-	-

Net increase (decrease) in net assets resulting from operations	$7,675	$923	$5,293	$6,216	$(2,187)

Net investment income per common share - basic and diluted	$0.59	$0.07
Net increase in net assets resulting from operations
per common share - basic and diluted	$0.80	$0.10
Dividends and distributions declared per
common share - basic and diluted	$1.02	$0.17
Basic and diluted weighted average shares outstanding	9,619,723	9,578,691

(1) For historical periods that include financial results prior to November 7, 2012, the Company did not have common shares outstanding or an equivalent and, therefore, earnings per share, dividends declared per common shares and weighted average shares outstanding information for periods that include financial results prior to November 7, 2012 are not provided.

(2) The consolidated statement of operations for the year ended December 31, 2012 included the Company's Pre-IPO and Post-IPO operations during 2012.

OFS Capital Corporation

Fourth Quarter and Full Year 2013 Financial Results

ABOUT OFS CAPITAL

OFS Capital Corporation (NASDAQ: OFS) is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital’s investment objective is to provide shareholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments.  OFS Capital invests primarily in middle-market companies in the United States, generally focusing its investment activities on private companies that are owned by private equity sponsors or owner/operators and have annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including first lien senior secured, second-lien senior secured, and senior secured unitranche loans, as well as unsecured subordinated debt, and to a lesser extent, equity securities. OFS Capital’s investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Rolling Meadows, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may contain forward-looking statements that involve substantial risks and uncertainties, some of which are beyond the control of OFS Capital’s management, and are difficult to predict.  Such forward-looking statements are not historical facts but, rather, reflect assumptions, estimates, and projections by OFS Capital concerning anticipated results and provide no guarantee of future performance.  All forward-looking statements speak only as of the date of this press release, and OFS Capital undertakes no duty to update any forward-looking statements herein made.